Exhibit 99.1

Company Contact:	Lisa Peterson / Chief Financial Officer Barbara A. Nagy/Director of Accounting
(214) 390-1831

Heelys, Inc. Reports 2009 Third Quarter Financial Results

DALLAS, November 12, 2009 (BUSINESS WIRE) — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the third quarter ended September 30, 2009.

Year-over-Year Quarterly Comparisons

Net sales for the third quarter of 2009 were $10.8 million compared to net sales of $23.8 million in the corresponding period a year ago. Gross profit was $3.2 million, or 29.6%, compared to gross profit of $7.9 million, or 33.3%, in the third quarter of 2008. Selling, general and administrative expenses, excluding litigation settlements and related costs, were $3.6 million compared to $6.6 million in the third quarter of last year. The Company reported a net loss of $1.1 million, or ($0.04) per fully diluted share versus net income of $0.8 million, or $0.03 per fully diluted share in the third quarter of 2008.

Sequential Quarterly Comparisons

Net sales for the third quarter of 2009 were $10.8 million compared to net sales of $12.4 million in the second quarter of 2009. Gross profit was $3.2 million, or 29.6%, compared to $3.6 million, or 28.9%, for the second quarter of this year. Selling, general and administrative expenses, excluding litigation settlements and related costs, were $3.6 million compared to $4.0 million in the second quarter of 2009. Litigation settlements and related costs were $0.3 million for the third quarter of 2009 compared to $3.1 million during the second quarter of 2009. These costs are related to the lawsuits filed in the latter part of 2007 and early part of 2008 in connection with the Company’s initial public offering. During the second quarter of 2009, the Company reached proposed settlements with regards to these lawsuits. The Company’s insurance policies are expected to fund the majority of the settlement amounts and related legal defense costs. The Company’s remaining liability, of approximately $2.8 million, of these settlement amounts has been accrued for as of September 30, 2009.  The Company reported a net loss of $1.1 million, or ($0.04) per fully diluted share in the third quarter of 2009 versus a net loss of $1.6 million, or ($0.06) per fully diluted share in the second quarter of this year.

Tom Hansen, chief executive officer of the Company, commented “Like our retail partners, our business continues to be adversely impacted by the tough economy and the holiday season remains a major question mark. However, we have made significant reductions in inventory and continue to scrub every aspect of our business to find more operating efficiencies and reduce costs in every possible way.  And we are working diligently to rebuild the brand and increase visibility as well as implementing several new product development initiatives.”

Balance Sheet

As of September 30, 2009, the Company had cash and cash equivalents of $68.4 million compared with $93.2 million as of September 30, 2008 and $68.4 million as of December 31, 2008. Inventory as of September 30, 2009 decreased to $9.8 million versus $18.4 million as of September 30, 2008 and $12.1 million as of December 31, 2008.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market. The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct. The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, continued changes in fashion trends and consumer preferences and general economic conditions, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, the Company may not be able to successfully introduce new product categories, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,	September 30,	September 30,	September 30,
	2008	2009	2008	2009

Net sales	$23,825	$10,751	$55,143	$32,402
Cost of sales	15,880	7,572	40,179	22,787
Gross profit	7,945	3,179	14,964	9,615

Selling, general and administrative expenses	6,552	3,617	17,696	12,119
Litigation settlements and related costs	271	258	584	4,087
Income (loss) from operations	1,122	(696)	(3,316)	(6,591)

Other (income) expense, net	(57)	(239)	(2,455)	(724)
Income (loss) before income taxes	1,179	(457)	(861)	(5,867)

Income tax expense (benefit)	424	645	(175)	(1,865)

Net income (loss)	$755	$(1,102)	$(686)	$(4,002)

Net income (loss) per share:
Basic	$0.03	$(0.04)	$(0.03)	$(0.15)
Diluted	$0.03	$(0.04)	$(0.03)	$(0.15)

Weighted-average shares:
Basic	27,439	27,571	27,237	27,571
Diluted	27,549	27,571	27,237	27,571

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	September 30,
	2008	2009
Assets

Current Assets:
Cash and cash equivalents	$68,446	$68,393
Accounts receivable, net of allowances	6,594	4,101
Inventories	12,104	9,810
Prepaid and other current assets	831	1,066
Income taxes receivable	268	—
Deferred income tax asset	3,572	6,346
Total current assets	91,815	89,716

Property and Equipment, net of accumulated depreciation	1,007	1,092

Patents and Trademarks, net of accumulated amortization	310	327

Intangible Assets, net of accumulated amortization	1,412	1,180

Goodwill	1,668	1,727

Deferred Income Tax Asset	284	78

Total Assets	$96,496	$94,120

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,910	$2,665
Accrued expenses	5,091	5,379
Income taxes payable	1,347	1,636
Total current liabilities	8,348	9,680

Long Term Liabilities:
Income taxes payable	442	441
Deferred income tax liability	—	290
Other long term liabilities	1,331	882

Total Liabilities	10,121	11,293

Stockholders’ Equity:
Common stock	28	28
Additional paid-in capital	64,809	65,170
Retained earnings	21,657	17,655
Accumulated other comprehensive loss	(119)	(26)
Total stockholders’ equity	86,375	82,827

Total Liabilities and Stockholders’ Equity	$96,496	$94,120

SOURCE: Heelys, Inc.

Company:
Heelys, Inc.
Lisa Peterson, 214-390-1831
Chief Financial Officer